Exhibit 10.39

ACCURIDE CORPORATION
STOCK OPTION AGREEMENT

DIRECTORS

Name:	Accuride Corporation 2005 Incentive Award Plan
Address:	Directors’ Option

	Grant:	Option to purchase 13,900 shares of Common Stock
Taxpayer
Identification Number:	Exercise Price: $

Signature:	Grant Date: April , 2005

Effective on the Grant Date you have been granted an option to purchase shares of Common Stock of Accuride Corporation (the “Company”) in the amount and at the exercise price designated above, in accordance with the provisions of the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).  This option may be exercised for whole shares only.

This option is fully vested, but may be exercised only in accordance with the following:

(a)                                  33.33% of the shares subject to the option will be exercisable on the first anniversary of the Grant Date, and 33.33% will be exercisable on each anniversary thereafter, with the option being exercisable in full on the third anniversary of the Grant Date;

(b)                                 notwithstanding the foregoing, this option shall be fully exercisable (i) upon your death, or (ii) upon a Change of Control.

The option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company.  Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.

The option will expire and no longer be exercisable on the tenth anniversary of the Grant Date.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this option.  You may satisfy your tax obligation, in whole or in part, by either:  (i) electing to have the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation.

This option is not transferable except by will or the laws of descent and distribution.

This option is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future.  Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its:

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